Exhibit 99.1

NEWS RELEASE

Avago Technologies Limited and TriQuint Semiconductor, Inc.
Agree to Confidential Settlement of All Outstanding Claims

SAN JOSE, Calif., SINGAPORE, and HILLSBORO, Ore. - May 15, 2012 - Avago Technologies Limited (Nasdaq: AVGO), a leading supplier of analog interface components for communications, industrial and consumer applications, and TriQuint Semiconductor, Inc. (Nasdaq: TQNT), a leading RF solutions supplier and technology innovator today announced that they have agreed to settle all claims between the companies. The two parties have entered into patent cross licenses and have agreed to dismiss all related litigation. The specific terms of the settlement and the resulting licensing agreement are confidential.

“We are pleased to have reached an amicable resolution with TriQuint,” said Hock Tan, President and CEO of Avago Technologies Limited.

“We are happy to have successfully put this litigation behind us,” added Ralph Quinsey, CEO of TriQuint Semiconductor, Inc.

About Avago Technologies Limited
Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes over 6,500 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics and consumer and computing peripherals.

Facts About TriQuint
Founded in 1985, TriQuint Semiconductor (NASDAQ: TQNT) is a leading global provider of innovative RF solutions and foundry services for the world's top communications, defense and aerospace companies. People and organizations around the world need real-time, all-the-time connections; TriQuint products help reduce the cost and increase the performance of connected mobile devices and the networks that deliver critical voice, data and video communications. With the industry's broadest technology portfolio, recognized R&D leadership, and expertise in high-volume manufacturing, TriQuint creates standard and custom products using gallium arsenide (GaAs), gallium nitride (GaN), surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies. The company has ISO9001-certified manufacturing facilities in the U.S., production in Costa Rica, and design centers in North America and Germany. For more information, visit www.triquint.com.

TriQuint: Connecting the Digital World to the Global Network®

Contacts:

Avago Technologies Ltd.

Thomas Krause
VP Corporate Development
Avago Technologies
Tel: +1.408-435-7400
Email: investor.relations@avagotech.com

TriQuint Semiconductor, Inc.

Steve Buhaly
VP of Finance & Administration, CFO
TriQuint Semiconductor, Inc.
Tel: +1.503.615.9401
E-mail: steve.buhaly@tqs.com

Roger Rowe
Director, Investor Relations
TriQuint Semiconductor, Inc.
Tel: +1.503.615.9189
E-mail: roger.rowe@tqs.com

Media Contact: Brandi Frye
Director, Marketing Communications
TriQuint Semiconductor, Inc
Tel: +1.503.615.9488
E-mail: brandi.frye@tqs.com